   As filed with the Securities and Exchange Commission on July __, 1995
                                                Registration No.:  33-


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                        CENTRAL FIDELITY BANKS, INC.
           (Exact name of registrant as specified in its charter)


      Commonwealth of Virginia                   54-1091649

  (State or other jurisdiction of             (I.R.S. Employer
   incorporation or organization)            Identification No.)

         1021 E. Cary Street
        Post Office Box 27602
         Richmond, Virginia                         23261
   (Address of Principal Executive               (Zip Code)
              Offices)

                    1993 Incentive Stock Option Plan
                    1991 Incentive Stock Option Plan
                    1988 Incentive Stock Option Plan
                    1986 Incentive Stock Option Plan
                        (Full Title of the Plan)

                            William N. Stoyko
                           1021 E. Cary Street
                          Post Office Box 27602
                        Richmond, Virginia 23261

                 (Name and address of agent for service)

                             (804) 697-7145

      (Telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

                                                        Proposed         Proposed
                                                        maximum          maximum
                                        Amount          offering        aggregate        Amount of
        Title of securities             to be            price           offering       registration
         to be registered             registered      per share<F2>      price<F2>          fee
Common Stock par value $5.00
          per share<F1>               2,141,387       $30.00            $64,241,610     $22,153

<F1>  Each share of Common Stock includes one share purchase right issued pursuant to a Rights Agreement, dated as of November 9, 1994, between the Registrant and Central Fidelity National Bank.
<F2>  Estimated solely for the purpose of calculating the registration fee.
      Such estimate has been computed in accordance with Rule 457(h) based upon the average of the last sale price of the Common Stock of Central Fidelity Banks, Inc. as reported on the National Association of Securities Dealers Automated Quotation System on July 12, 1995.

PROSPECTUS



                              2,141,387 Shares

                        Central Fidelity Banks, Inc.

                                COMMON STOCK
                        (Par Value $5.00 Per Share)
                              ________________



      This Prospectus relates to up to 747,700 shares, 605,900 shares, 397,321 shares and 390,466 shares (together, the "Option Shares") of Common Stock, par value $5.00 per share (the "Common Stock"), of Central Fidelity Banks, Inc. (the "Company") which may be delivered upon the exercise of stock options (the "Options") granted under each of the Company's 1993 Incentive Stock Option Plan (the "1993 Plan"), 1991 Incentive Stock Option Plan (the "1991 Plan"), 1988 Incentive Stock Option Plan (the "1988 Plan") and 1986 Incentive Stock Option Plan (the "1986 Plan" and, together with the 1993 Plan, 1991 Plan and 1988 Plan, the "Plans"), respectively. This Prospectus is to be used in connection with the delivery of the Option Shares to the holders of Options under the Plans upon the exercise thereof.

                              ________________


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.
                              ________________





               The date of this Prospectus is July __, 1995.

                                 THE PLANS

      The following summary of the 1993 Plan, 1991 Plan, 1988 Plan and 1986 Plan of the Company does not purport to be complete and is qualified in its entirety by reference to the Plans, copies of which have been filed as exhibits to the Registration Statement to which this Prospectus is a part.

      The purpose of each Plan is to encourage selected key employees of the Company to remain in the Company's employ and to give the participating key employees an incentive to increase the Company's earnings. The Plans provide that the Board of Directors of the Company or a Committee of the Board of Directors, consisting of at least three directors who are not eligible to receive awards under the Plans (the "Stock Plan Committee"), may grant Options to purchase shares of Common Stock, including incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, from time to time (the "Code"). The Plans are administered and interpreted by the Board of Directors or the Stock Plan Committee and expire on March 12, 2003 (in the case of the 1993 Plan), March 12, 2001 (in the case of the 1991 Plan), February 2, 1998 (in the case of the 1988 Plan) and February 4, 1996 (in the case of the 1986 Plan) or in each case such earlier date or dates as the Board of Directors of the Company may determine (provided that any such termination shall not affect the term of any outstanding Options). The Board of Directors of the Company or the Stock Plan Committee may amend the Plans and, with the consent of the optionee, the terms and conditions of outstanding Options; provided, however, that no such amendment may increase the number of shares of Common Stock issuable under the Plans without the consent of the stockholders.
The Company has not received and will not receive any cash or property in consideration of the granting of Options under the Plans.

      Options may be granted under the Plans to all key employees (including officers and directors who are regular employees of the Company) selected by the Board of Directors or the Stock Plan Committee, and the 1993 and 1991 Plans are also open to all employees selected by the Board of Directors or the Stock Plan Committee with at least five years of service to the Company. Subject to certain anti-dilution adjustments provided for in the Plans, the maximum number of shares of Common Stock as to which Options may be granted under the 1993 Plan is 750,000 shares and the maximum number of shares of Common Stock as to which Options may be granted under each of the 1991, 1988 and 1986 Plans is 300,000 shares. Shares of Common Stock to be issued under the Plans may be authorized and unissued shares or may be treasury shares. Any fees, commissions or other charges associated with the acquisition of any treasury shares issued under the Plans will be borne by the Company.

      The Options granted under the Plans have an exercise price of 100% of the fair market value of the Common Stock on the date of grant (and in any event not less than the par value of the Common Stock), are non-transferable (other than by will or the laws of descent and distribution) and are subject to customary anti-dilution provisions. Options will be exercisable on such dates as determined by the Board of Directors or the Stock Plan Committee and expire on the earliest of (i) ten years from the date of grant, (ii) the date determined by the Board of Directors or the Stock Plan Committee, (iii) the third month after termination of employment with the Company (except retirement at normal retirement age (or such earlier date approved by the Stock Plan Committee) or retirement for disability) or (iv) twelve months after the optionee dies. Options under the 1993 Plan are subject to immediate termination if the optionee participates in (i) fraud, misconduct or violation of a criminal law or (ii) any conduct, activity or action which in the sole determination of the Company's Board of Directors or the Stock Plan Committee is detrimental to the Company's interests. To exercise an Option, the optionee must given written notice to the Company specifying the number of shares of Common Stock to be purchased and, unless otherwise specifically provided by the Board of Directors or the Stock Plan Committee, accompanied by payment of the full purchase price therefor by check. Unless otherwise determined by the

Stock Plan Committee or the Board of Directors no shares of Common Stock may be issued before a registration statement is filed with the Securities and Exchange Commission.

      The Plans are not subject to the provisions of the Employee
Retirement Income Security Act of 1974. Information concerning the Plans may be obtained from James F. Campbell, Controller at 1021 E. Cary Street, Post Office Box 27602, Richmond, Virginia 23261, telephone number
(804) 697-7086.

                  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following discussion of certain federal income tax consequences with respect to the Options that may be granted pursuant to the Plans is based on an analysis of the present provisions of the Code, and the regulations promulgated thereunder, all of which are subject to change. In addition to being subject to the federal income tax consequences described below, a participant may also be subject to foreign, state and local income tax consequences in the jurisdiction in which he or she works and/or resides. Each participant should consult his or her personal tax advisor to determine the specific tax consequences to him or her of participation in the Plans.

Incentive Stock Options

      Generally, no taxable income will be realized by an optionee upon the grant of an incentive stock option (an "ISO") and the Company will not be allowed a tax deduction.

      If shares are issued to an optionee pursuant to the exercise of an ISO and the optionee does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the optionee (a "disqualifying disposition"), then, generally
(i) the optionee will not realize ordinary income upon exercise, (ii) upon sale of such shares, any amount realized in excess of the exercise price of the ISO will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (iii) no deduction will be allowed to the Company. However, if shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, generally (x) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of shares), over the exercise price thereof, and (y) the Company will be entitled to deduct an amount equal to such income. Any additional gain recognized by the optionee upon a disposition of such shares prior to the expiration of the holding period described above will be taxed as a short-term or long-term capital gain, as the case may be, and will not result in any deduction by the Company.

      Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such Option will be treated as a non-qualified stock option (an "NQSO").

      The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the optionee's "alternative minimum taxable income."

Nonqualified Stock Options

      In the event an option fails to qualify as an ISO or loses its status as an ISO and is treated as an NQSO, upon exercise of the NQSO the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise over the purchase price, and will have a tax basis in such shares equal to (i) the cash paid upon exercise, plus (ii) the amount taxable as ordinary income to the optionee.

      Subject to the limitations of the Code, the Company will generally be entitled to a deduction in the amount of the optionee's ordinary income at the time such income is recognized by the optionee. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of an NQSO.

       REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      Copies of the documents incorporated by reference in Item 3 of Part II of this registration statement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein) are incorporated by reference in this Prospectus and are available upon written or oral request without charge to each person to whom this Prospectus is delivered. Other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act are also available upon written or oral request without charge to each person to whom this Prospectus is delivered. Written or telephone requests should be directed to Central Fidelity Banks, Inc., 1021 E. Cary Street, Post Office Box 27602, Richmond, Virginia, 23261, Attention: Susan Lawrence Mistr, Public Relations Manager,
(804) 697-7261.

                              2,141,387 Shares

                              Central Fidelity
                                Banks, Inc.


                        (Par Value $5.00 Per Share)








                               July __, 1995

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents previously filed with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

      (c) The Company's Form 8-B filed April 30, 1979; Form 8-A dated May 17, 1989; and Amendment No. 1 to Form 8-A dated
            November 18, 1994.

      (d) The Company's Current Reports on Form 8-K dated February 7, 1995 and June 9, 1995.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  DESCRIPTION OF CAPITAL STOCK

      Not Applicable.



Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Williams, Mullen, Christian & Dobbins, Richmond, Virginia. As of June 30, 1995, certain shareholders of Williams, Mullen, Christian & Dobbins were beneficial owners of an aggregate of approximately 224,413 shares of Common Stock.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the "Code") permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

      The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant against expenses and liabilities incurred in legal proceedings and authorizing the Board of Directors to advance and reimburse expenses as permitted by law. The Articles of Incorporation of the Registrant also eliminate the liability of directors and officers to the Registrant in excess of one dollar as permitted by the Code.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable.


Item 8.  EXHIBITS

  Exhibit
   Number              Description                        Location

     4      Instruments defining the rights
            of security holders, including
            indentures

            (a)   Restated Articles of          Incorporated by reference
                  Incorporation of the          herein from Exhibit 3.1 to
                  Company adopted March 14,     Form 8, dated May 22, 1992
                  1990  . . . . . . . . . . .   (File No. 0-8829).

                  Articles of Amendment (to     Incorporated by reference
                  Restated Articles             herein from Exhibit 4.4 of
                  Incorporation) of the         Form S-3 dated August 31,
                  Company, dated May 18,        1994 (File No. 33-55311)
                  1993.

            (b)   Restated By-laws of the       Incorporated by reference
                  Company . . . . . . . . . .   from Exhibit 3.2 to Form 8,
                                                dated May 22, 1992 (File
                                                No. 0-8829).

            (c)   1993 Incentive Stock Option   Filed as exhibit hereto.
                  Plan  . . . . . . . . . . .

            (d)   1991 Incentive Stock Option   Filed as exhibit hereto.
                  Plan  . . . . . . . . . . .

            (e)   1988 Incentive Stock Option   Filed as exhibit hereto.
                  Plan  . . . . . . . . . . .

            (f)   1986 Incentive Stock Option   Filed as exhibit hereto.
                  Plan  . . . . . . . . . . .

      5     Opinion re validity . . . . . . .   Filed as exhibit hereto.

     23     Consents of experts and counsel

            (a)   KPMG Peat Marwick LLP . . .   Filed as exhibit hereto.

            (b)   Williams, Mullen,
                  Christian & Dobbins . . . .   Included in Exhibit 5.

     24     Powers of Attorney  . . . . . . .   Included as exhibits hereto.

      Item 9.  UNDERTAKINGS

      (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 14th day of July, 1995.

                              CENTRAL FIDELITY BANKS, INC.


                              By: /s/ Lewis N. Miller, Jr.
                                  Lewis N. Miller, Jr.
                                  Chief Executive Officer and President



      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 14th day of July, 1995.



Signature                           Title


/s/ Lewis N. Miller, Jr.            Chief Executive Officer,
    Lewis N. Miller, Jr.              President and Director

/s/ Charles W. Tysinger             Corporate Executive Officer and
    Charles W. Tysinger             Treasurer (Principal Financial
                                      Officer)

/s/ James F. Campbell               Senior Vice President and Controller
    James F. Campbell               (Principal Accounting Officer)

              *                     Director
    James F. Bells


              *                     Director
    Alvin R. Clements


              *                     Director
    Phyllis L. Cothran


              *                     Director
    Jack H. Ferguson

              *                     Director
    Robert L. Freeman

              *                     Director
    Thomas R. Glass

              *                     Director
    Minnie Bassett Lane

              *                     Director
    George R. Lewis

              *                     Director
    G. Bruce Miller

              *                     Director
    T. Justin Moore, Jr.

              *                     Director
    Richard L. Morrill

              *                     Director
    Lloyd U. Noland, III

              *                     Director
    Kenneth S. White


* William N. Stoyko, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and filed herewith with the Securities and Exchange Commission.


                                    /s/ William N. Stoyko
                                        William N. Stoyko
                                        Attorney-in-Fact